KIRKPATRICK & LOCKHART
                               1800 M Street, N.W.
                              Washington, D.C 20036



                                   May 3, 1993


Neuberger & Berman Income Funds
605 Third Avenue
New York, New York 10158

Dear Sir or Madam:

      You have requested our opinion regarding certain matters in connection with the issuance of shares of beneficial interest ("Shares") of Neuberger & Berman Income Funds ("Trust") in the following designated Series: Neuberger & Berman Cash Reserves; Neuberger & Berman Government Income Fund; Neuberger & Berman Government Money Fund; Neuberger & Berman Limited Maturity Bond Fund; Neuberger & Berman Municipal Money Fund; Neuberger & Berman Municipal Securities Trust; Neuberger & Berman Professional Investors Growth Fund; Neuberger & Berman Professional Investors Money Fund; and Neuberger & Berman Ultra Short Bond Fund (each a "Series").

      We have, as counsel, participated in the preparation of the Trust's organizational documents and in various other matters concerning the Trust. We have examined copies, either certified or otherwise proved to be genuine, of the Trust Instrument dated December 23, 1992 ("Trust Instrument") and By-Laws of the Trust, the minutes of meetings of the trustees, and other documents relating to the organization and operation of the Trust and the Series, and we generally are familiar with its business. Based on the foregoing, it is our opinion that the unlimited number of unissued Shares of each Series, which are currently being registered, may be legally and validly issued from time to time in accordance with the Trust Instrument and By-Laws of the Trust and subject to compliance with the Securities Act of 1933, the Investment Company Act of 1940, and applicable state laws regulating the offer and sale of securities; and when so issued, such Shares will be legally issued, fully paid, and nonassessable by the Trust or any Series.

      The Trust is a business trust established pursuant to the Delaware Business Trust Act ("Delaware Act"). The Delaware Act provides that a shareholder of the Trust is entitled to the same limitation of personal liability extended to shareholders of for-profit corporations. To the extent that the Trust or any of its shareholders become subject to the jurisdiction of courts in states which do not have statutory or other authority limiting the liability of business trust shareholders, such courts might not apply the Delaware Act and could subject Trust shareholders to liability.

      To guard against this risk, the Trust Instrument: (i) requires that every written obligation of the Trust contain a statement that such obligation may only be enforced against the assets of the Trust; however, the omission of such a disclaimer will not operate to create personal liability for any shareholder; and (ii) provides for indemnification out of Trust property of any shareholder held personally liable for the obligations of the Trust. Thus, the risk of a Trust shareholder incurring financial loss beyond his or her investment because

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Neuberger & Berman Income Funds
May 3, 1993
Page 2


of shareholder liability is limited to circumstances in which: (i) a court refuses to apply Delaware law; (ii) no contractual limitation of liability was in effect; and (iii) the Trust itself would be unable to meet its obligations.

      We hereby consent to the filing of this opinion in connection with Post-Effective Amendment No. 14 to the Trust's Registration Statement on Form N-1A (File Nos. 2-85229 and 811-3802) to be filed with the Securities and Exchange Commission and to the reference to our firm under the caption "Legal Counsel" in the Statements of Additional Information incorporated by reference into the Series' Prospectuses.

                                    Sincerely yours,

                                    KIRKPATRICK & LOCKHART


                                    By:   /S/ Alan Roy Dyner
                                          -----------------------------
                                          Alan Roy Dyner